Exhibit 32.1

Certification Pursuant to 18 U.S.C. Section 1350

Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies that the Company’s  Annual Report on Form 10-K for the year ended December 31, 2005 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods expressed in this report.

Date: March 15, 2006

/s/ Douglas K. Freeman
Chief Executive Officer

/s/ Steven F. Herbert
Chief Finance Executive